                                                                     EXHIBIT 4.4

                                                                  EXECUTION COPY

                   SERIES A PREFERRED SHARE PURCHASE AGREEMENT

                         dated as of September 20, 2006

                                 by and between

                          INSPIRATION PARTNERS LIMITED,

                  YINGLI GREEN ENERGY HOLDING COMPANY LIMITED,

                       YINGLI POWER HOLDING COMPANY LTD.,

                                       and

                                 LIANSHENG MIAO

                                TABLE OF CONTENTS

                                                                            Page
                                                                             No.
                                                                            ----
ARTICLE I    SALE OF SHARES AND CLOSING..................................     1
   SECTION 1.01.  Purchase and Sale......................................     1
   SECTION 1.02.  Closing................................................     1
   SECTION 1.03.  Purchase Price.........................................     1
   SECTION 1.04.  Share Certificate......................................     1
   SECTION 1.05.  Use of Proceeds........................................     2
   SECTION 1.06.  Further Assurances.....................................     2

ARTICLE II   REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............     2
   SECTION 2.01.  Power and Authority....................................     2
   SECTION 2.02.  Execution and Delivery.................................     2
   SECTION 2.03.  Corporate Existence of the Company.....................     3
   SECTION 2.04.  Company Capital Stock..................................     3
   SECTION 2.05.  Subsidiaries...........................................     3
   SECTION 2.06.  No Conflicts...........................................     4
   SECTION 2.07.  Governmental Approvals and Filings.....................     4
   SECTION 2.08.  Books and Records......................................     4
   SECTION 2.09.  Financial Statements and Condition.....................     5
   SECTION 2.10.  Taxes..................................................     5
   SECTION 2.11.  Legal Proceedings......................................     6
   SECTION 2.12.  Compliance With Laws and Orders........................     6
   SECTION 2.13.  Real Property..........................................     6
   SECTION 2.14.  Tangible Personal Property.............................     6
   SECTION 2.15.  Investment Assets......................................     7
   SECTION 2.16.  Intellectual Property Rights...........................     7
   SECTION 2.17.  Contracts..............................................     7
   SECTION 2.18.  Insurance..............................................     8
   SECTION 2.19.  Employees; Labor Relations.............................     8
   SECTION 2.20.  Environmental Matters..................................     9
   SECTION 2.21.  Brokers................................................     9

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE INVESTOR..............    10
   SECTION 3.01.  Corporate Existence....................................    10
   SECTION 3.02.  Authority..............................................    10
   SECTION 3.03.  No Conflicts...........................................    10
   SECTION 3.04.  Governmental Approvals and Filings.....................    11
   SECTION 3.05.  Legal Proceedings......................................    11
   SECTION 3.06.  Investment Purpose.....................................    11
   SECTION 3.07.  Brokers................................................    11

ARTICLE IV   COVENANTS AND OTHER AGREEMENTS..............................    11

   SECTION 4.01.  Covenants of the Company...............................    11
   SECTION 4.02.  Covenants of the Investor..............................    13
   SECTION 4.03.  Mutual Covenants.......................................    14

ARTICLE V   CONDITIONS TO CLOSING........................................    14
   SECTION 5.01.  Conditions to Each Party's Obligations.................    14
   SECTION 5.02.  Conditions to Obligations of the Investor..............    14
   SECTION 5.03.  Conditions to Obligations of the Company...............    16

ARTICLE VI  SURVIVAL; NO OTHER REPRESENTATIONS...........................    16
   SECTION 6.01.  Survival of Representations and Warranties.............    16
   SECTION 6.02.  No Other Representations...............................    17
   SECTION 6.03.  Supplemental Disclosure................................    17

ARTICLE VII  INDEMNIFICATION.............................................    17
   SECTION 7.01.  Indemnification........................................    17
   SECTION 7.02.  Method of Asserting Claims.............................    18
   SECTION 7.03.  Exclusivity............................................    21
   SECTION 7.04.  No Consequential Damages...............................    21
   SECTION 7.05.  Limitation of Liability................................    21

ARTICLE VIII TERMINATION.................................................    22
   SECTION 8.01.  Termination............................................    22
   SECTION 8.02.  Effect of Termination..................................    22

ARTICLE IX   DEFINITIONS.................................................    22
   SECTION 9.01.  Defined Terms..........................................    22
   SECTION 9.02.  Construction of Certain Terms and Phrases..............    28

ARTICLE X    MISCELLANEOUS...............................................    28
   SECTION 10.01. Notices................................................    28
   SECTION 10.02. Entire Agreement.......................................    30
   SECTION 10.03. Expenses...............................................    30
   SECTION 10.04. Public Announcements...................................    30
   SECTION 10.05. Waiver.................................................    30
   SECTION 10.06. Amendment..............................................    30
   SECTION 10.07. No Third Party Beneficiary.............................    30
   SECTION 10.08. No Assignment; Binding Effect..........................    30
   SECTION 10.09. Enforcement of Agreement...............................    31
   SECTION 10.10. Headings...............................................    31
   SECTION 10.11. Governing Law; Consent to Jurisdiction.................    31
   SECTION 10.12. Invalid Provisions.....................................    32
   SECTION 10.13. Counterparts...........................................    32

                              EXHIBITS

Exhibit A   Transaction Documents
Exhibit B   Shareholders Agreement
Exhibit C   Amended and Restated Memorandum of Association

          This SERIES A PREFERRED SHARE PURCHASE AGREEMENT, dated as of September 20, 2006 (this "AGREEMENT"), is entered into by and between Inspiration Partners Limited, an international business company incorporated under the laws of the British Virgin Islands (the "INVESTOR"), Yingli Green Energy Holding Company Limited, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (the "COMPANY"), Yingli Power Holding Company Ltd., a company with limited liability incorporated and existing under the laws of the British Virgin Islands (the "HOLDCO"), and Mr. Liansheng Miao (together with the Holdco, the "FOUNDERS"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 9.01.

          WHEREAS, the Company wishes to sell and the Investor wishes to purchase shares of Series A Preferred Shares, US$0.01 par value per share, of the Company (the "SERIES A PREFERRED SHARES") on terms and subject to the conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                           SALE OF SHARES AND CLOSING

          SECTION 1.01. Purchase and Sale. The Company agrees to sell to the Investor, and the Investor agrees to purchase from the Company, 8,081,081 Series A Preferred Shares (the "SHARES") at the Closing on the terms and subject to the conditions set forth in this Agreement.

          SECTION 1.02. Closing. The Closing shall take place not later than 12 days after the satisfaction or waiver of the conditions set forth in Articles V or such other date agreed by the parties hereto (such date being the "CLOSING DATE") at the offices of Simpson Thacher & Bartlett LLP, 7/F ICBC Tower, 3 Garden Road, Central Hong Kong, or at such other time and place as the Investor and the Company mutually agree.

          SECTION 1.03. Purchase Price. Subject to Section 1.04, upon the terms and subject to the conditions of this Agreement, on the Closing Date, the Investor shall pay the Company US$17,010,000 (the "PURCHASE PRICE") in immediately available funds, to be wired to an account to be designated by the Company in writing prior to the Closing Date.

          SECTION 1.04. Share Certificate. At the Closing, in exchange for the payment to the Company of the Purchase Price, the Company shall deliver or cause to be delivered to the Investor a share certificate (the "SHARE CERTIFICATE") representing all of the Shares duly issued to the Investor.

          SECTION 1.05. Use of Proceeds. The Company shall not use the net proceeds from the Purchase Price (the "Proceeds") for any purpose other than to acquire at least 51% ownership of Tianwei Yingli from Baoding Yingli Group Co., Ltd. ("YINGLI GROUP"), provided further, that such acquisition shall be made in accordance with that certain Share Purchase Agreement, dated August 25, 2006, by and between Yingli Group and the Company (the "YINGLI GROUP SHARE PURCHASE AGREEMENT"). Following the application of such proceeds in such manner, any remaining Proceeds may be applied for the general corporate purpose of the Company. The Proceeds shall be deposited in an account of the Company at a bank located outside of the PRC and shall be withdrawn only by the Company's authorized signatories subject to the Investor's prior approval, which shall not be unreasonably withheld so long as the Proceeds are being used for the purposes permitted hereunder.

          SECTION 1.06. Further Assurances. At any time or from time to time after the Closing, each of the parties hereto shall, at the expense of the party making such request, execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company and the Founders (together, the "WARRANTORS") hereby jointly and severally represent and warrant to the Investor that the statements contained in this Article II are true, correct and complete as of the date of this Agreement and, where appropriate, the date of the Closing, except as set forth in the Disclosure Schedule:

          SECTION 2.01. Power and Authority. The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including without limitation the sale and issuance of the Shares pursuant to this Agreement.

          SECTION 2.02. Execution and Delivery. The execution and delivery by the Company of the Transaction Documents and the performance by the Company of its obligations under the Transaction Documents have been duly and validly authorized by or on behalf of the Company, no other action on the part of the Company or its shareholders being necessary except as expressly contemplated hereby. The Transaction Documents have been duly and validly executed and delivered by the Company and assuming the due execution of the Transaction Documents by other parties hereto, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with their terms.

          SECTION 2.03. Corporate Existence of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. The Company is duly qualified, licensed or admitted to do business in each jurisdiction in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by the Company to be qualified, licensed or admitted would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          SECTION 2.04. Company Capital Stock. Immediately prior to the Closing, the authorized capital stock of the Company shall be US$5,000,000, consisting of
(a) 491,918,919 ordinary shares, US$0.01 par value per share, of which 59,800,000 shares are issued and outstanding and (b) 8,081,081 shares of Series A Preferred Shares, US$0.01 par value per share, none of which are issued and outstanding. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, shall be duly authorized and validly issued, fully paid and nonassessable and free and clear of all Liens. The delivery of the Share Certificate at the Closing representing the Shares in the manner provided in Section 1.04 shall transfer to the Investor good and valid title to the Shares, free and clear of all Liens other than restrictions on the payment of dividends arising under applicable Law, restrictions on transferability arising under applicable securities Laws and any Liens created or suffered to exist by the Investor. Except as disclosed in the Disclosure Schedule and except as provided in this Agreement, there are no outstanding Options with respect to any shares of the Company.

          SECTION 2.05. Subsidiaries.

          (a) Each of the Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. Each of the Subsidiaries is duly qualified, licensed or admitted to do business in each jurisdiction in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by any Subsidiary to be qualified, licensed or admitted would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (b) The Disclosure Schedule lists for each of the Subsidiaries its jurisdiction of organization, the amount of its authorized capital stock or its equivalent, the amount of its outstanding capital stock or its equivalent, and the record owners of such outstanding capital stock or its equivalent. As of the date hereof and as of the Closing Date, except as disclosed in the Disclosure Schedule, all the outstanding shares of capital stock or its equivalent of each of the Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free and clear of all Liens other than the Permitted Liens. Except as disclosed in the Disclosure Schedule, there are no outstanding Options or other rights, agreements, arrangements or commitments to which any Subsidiary is a party or by which any Subsidiary is bound relating to the issued or unissued shares of capital stock or its equivalent of any Subsidiary.

          SECTION 2.06. No Conflicts. Except as disclosed in the Disclosure Schedule or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the execution and delivery by the Company of the Transaction Documents do not, and the performance by the Company of its obligations under the Transaction Documents, and the consummation of the transactions contemplated thereby shall not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of the Company or any Subsidiary;

          (b) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Company, any Subsidiary or any of their respective Assets and Properties; or

          (c) (i) conflict with or result in a violation or breach of, (ii) constitute a default under, (iii) require the Company or any Subsidiary to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien upon the Company, any Subsidiary or any of their respective Assets and Properties under, any material Contract or License to which the Company or any Subsidiary is a party or by which any of them or any of their respective Assets and Properties is bound.

          SECTION 2.07. Governmental Approvals and Filings. Except as disclosed in the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Company or any Subsidiary is required in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the transactions contemplated thereby.

          SECTION 2.08. Books and Records. The Company has made available to the Investor prior to the execution of this Agreement complete and correct copies of the organizational documents of the Company and each Subsidiary. The minute books and other similar records of the Company and each Subsidiary as made available to the Investor prior to the execution of this Agreement contain a true and complete record, in all material respects, of all actions taken at all meetings and by written consents in lieu of meetings of the stockholders, the boards of directors and committees of the boards of directors of the Company and each Subsidiary. The shareholders register of the Company and each Subsidiary as made available to the Investor prior to the execution of this Agreement accurately reflect all record issuances and transfers prior to the execution of this Agreement of the capital stock of the Company and each Subsidiary. To the Knowledge of the president, the directors, the vice presidents and the department heads of the Company, the Books and Records of the Company and each Subsidiary made available to the Investor prior to the execution of this Agreement do not contain any untrue statement of a material fact.

          SECTION 2.09. Financial Statements and Condition

          (a) Prior to the execution of this Agreement, the Company has made available to the Investor true and complete copies of the Financial Statements. The information contained in the Financial Statements shall be substantially similar to the information contained in the audited consolidated balance sheets, income statements and statements of cash flow of Tianwei Yingli for the years ended on December 31, 2003, 2004 and 2005 (the "ACTUAL ANNUAL FINANCIAL STATEMENTS") and the unaudited consolidated balance sheets, income statements and statements of cash flow of Tianwei Yingli for the six months ended June 30, 2006 (the "ACTUAL INTERIM FINANCIAL STATEMENTS"); provided, that (i) net income for each of the years ended on December 31, 2003, 2004 and 2005 as indicated in the Financial Statements shall not be greater or less than net income for each of the corresponding years indicated in the Actual Annual Financial Statements by more than ten percent (10%) and (ii) net income for the six months ended on June 30, 2006 shall not be greater or less than net income for the corresponding period indicated in the Actual Interim Financial Statements by more than fifteen percent (15%).

          (b) Except for the execution and delivery of the Transaction Documents and the transactions to take place pursuant thereto on or prior to the Closing Date or as disclosed in the Disclosure Schedule, since January 1, 2006 until the Closing Date, the business of the Company and the Subsidiaries has been operated in all material respects in the ordinary course consistent with past practice and there has not been any change in the Business or Condition of the Company that has or would reasonably be expected to have a Material Adverse Effect.

          (c) To the Knowledge of the Company, except as reflected in the Financial Statements described in paragraph (a) of this Section or as set forth in the Disclosure Schedule, and except for Liabilities incurred in the ordinary course of business consistent with past practice, neither the Company nor any Subsidiary has any material Liabilities of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company or in the notes thereto.

          SECTION 2.10. Taxes. Except as disclosed in the Disclosure Schedule, as of the date hereof, (1) the Company and each Subsidiary have filed all Tax returns and reports required to be filed by the Company and each Subsidiary, or requests for extensions to file such returns or reports have been timely filed or granted and have not expired, and (2) there have been no examinations or audits of any tax returns or reports by any applicable governmental agency.

As of the date hereof, the Company and each Subsidiary have paid all undisputed Taxes shown as due on such Tax returns and reports in all material respects. Further, each of the Company and its Subsidiaries has duly withheld individual income taxes and adequately paid mandatory contributions to the statutory welfare or social security funds on behalf of all its employees in material compliance with the applicable regulations in each respective jurisdiction such that there shall be no default or underpayment in respect of individual income taxes and mandatory contributions to the statutory social security funds that has or would reasonably be expected to have a Material Adverse Effect.

          SECTION 2.11. Legal Proceedings. As of the date hereof, except as disclosed in the Disclosure Schedule or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

          (a) there are no Actions or Proceedings pending or, to the Knowledge of the Company, threatened seeking to restrain, adjourn or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by the Transaction Documents; and

          (b) there are no Actions or Proceedings pending or, to the Knowledge of the Company, threatened against, relating to or affecting the Company, any Subsidiary or any of their respective Assets and Properties.

          SECTION 2.12. Compliance With Laws and Orders. Except as disclosed in the Disclosure Schedule or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any Subsidiary has received any received any written communication since January 1, 2004 until the date hereof from any Governmental or Regulatory Authority that alleges that the Company or any Subsidiary, as applicable, is in violation of or in default under any Law or Order applicable to the Company or such Subsidiary. To the Knowledge of the Company, each of the Company and its Subsidiaries is in compliance, in all material respects, with all Laws or Orders.

          SECTION 2.13. Real Property.

          (a) Each of the Company and the Subsidiaries has good title, free and clear of any Lien other than the Permitted Liens, to each parcel of real property owned by it and is in possession of each such parcel of real property, together with all buildings, structures, facilities, fixtures and other improvements thereon.

          (b) Each of the Company and the Subsidiaries has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by it, free and clear of any Liens other than the Permitted Liens (except by the Lessor).

          SECTION 2.14. Tangible Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and the Subsidiaries is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property material to the Business or Condition of the Company, free and clear of any Liens other than the Permitted Liens.

          SECTION 2.15. Investment Assets. As of the date hereof, the Disclosure Schedule lists each Investment Asset in excess of US$3 million held by the Company or any Subsidiary in any Person which is not a Subsidiary. Except as disclosed in the Disclosure Schedule, as of the date hereof, all such Investment Assets listed on the Disclosure Schedule are owned by the Company or a Subsidiary and are free and clear of all Liens other than the Permitted Liens.

          SECTION 2.16. Intellectual Property Rights. As of the date hereof, each of the Company and the Subsidiaries either has all right, title and interest in or a valid and binding right under Contract to use the Intellectual Property material to the Business or Condition of the Company (the "COMPANY INTELLECTUAL PROPERTY"). As of the date hereof, (a) all registrations with and applications to Governmental or Regulatory Authorities in respect of the Company Intellectual Property owned by the Company or a Subsidiary are valid and in full force and effect and (b) the execution of the Transaction Documents and the consummation of the transactions contemplated thereby do not trigger any restrictions on the direct or indirect transfer of any material Contract, or any interest therein, held by the Company or any Subsidiary in respect of the Company Intellectual Property. As of the date hereof, neither the Company nor any Subsidiary has received notice that the Company or any Subsidiary is infringing any Intellectual Property of any other Person in any material respect; to the Knowledge of the Company, no claim to such effect is pending and has not been resolved; and as of the date hereof, to the Knowledge of the Company, neither the Company nor any Subsidiary is infringing any Intellectual Property of any other Person in any material respect.

          SECTION 2.17. Contracts.

          (a) As of the date hereof, the Disclosure Schedule contains a true and complete list of each of the following Contracts to which the Company or any Subsidiary is a party or by which any of their respective Assets and Properties is bound:

               (i) Contracts providing for a commitment of employment or consultation services for a specified or unspecified term or otherwise relating to employment or termination of employment of each member of senior management of the Company and the Subsidiaries;

               (ii) Contracts containing any provision or covenant prohibiting or materially limiting the ability of the Company or any Subsidiary to engage in any business activity or compete with any Person or prohibiting or materially limiting the ability of any Person to compete with the Company or any Subsidiary;

               (iii) material partnership, joint venture, shareholders' or other similar Contracts with any Person;

               (iv) Contracts relating to Indebtedness of the Company or any Subsidiary in excess of US$3 million;

               (v) Contracts with distributors, manufacturers, suppliers or sales agencies that involve a binding payment or obligation by or to the Company or any Subsidiary of more than US$3 million annually;

               (vi) Contracts relating to (A) the future disposition or acquisition of any Assets and Properties individually or in the aggregate material to the Business or Condition of the Company, other than dispositions or acquisitions in the ordinary course of business, and (B) any merger or other business combination (other than this Agreement);

               (vii) Contracts between or among the Company and any Subsidiary relating to Indebtedness or the provision of services between such entities; and

               (viii) Contracts with top five (5) distributors, manufacturers, suppliers or sales agencies, which collectively account for at least seventy percent (70%) of the supply of silicon to the Company and its Subsidiaries in the aggregate as of the date of this Agreement.

          (b) As of the date hereof, none of the Contracts required to be disclosed in the Disclosure Schedule has been terminated prior to the expiration of the agreed minimum term by any party thereto nor, to the Knowledge of the Company as to any Contract the Company or any Subsidiary is a party, has any party indicated its intention to terminate any of such Contracts. Except as disclosed in the Disclosure Schedule, , to the Knowledge of the Company, neither the Company nor any Subsidiary or any other party to such Contract is in violation or breach of or default under any such Contract in any material respect.

          SECTION 2.18. Insurance. As of the date hereof, except as disclosed in the Disclosure Schedule or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no premiums are due or have not been paid in relation to, and neither the Company nor any Subsidiary has received any notice of cancellation or termination in respect of, or, to the Knowledge of the Company, is in default under, any insurance policy currently in effect that insure the business, operations or employees of the Company or any Subsidiary or affect or relate to the ownership, use or operation of any of the Assets and Properties of the Company or any Subsidiary in any material respect.

          SECTION 2.19. Employees; Labor Relations. As of the date hereof, except as disclosed in the Disclosure Schedule, there are no disputes pending or, to the Knowledge of the Company, threatened in writing between the Company or any Subsidiary and any trade union or other representatives of its employees, except in each case for such disputes as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          SECTION 2.20. Environmental Matters. As of the date hereof, except as disclosed in the Disclosure Schedule:

          (a) Neither the Company nor any Subsidiary has received any written communication since January 1, 2003 until the date hereof from any Governmental or Regulatory Authority that alleges that the Company or any Subsidiary, as applicable, is not in compliance with applicable Environmental Laws in any material respect, except for any non-compliance that has been settled or resolved.

          (b) To the Knowledge of the Company, neither the Company nor any Subsidiary is in violation of or not in compliance with applicable Environmental Laws in any material respect.

          (c) To the Knowledge of the Company, each of the Company and the Subsidiaries has obtained or maintains all environmental, health and safety permits and governmental authorizations necessary for the construction of its facilities and the conduct of its operations as currently conducted, as applicable (collectively, the "ENVIRONMENTAL PERMITS"), and all such Environmental Permits are in good standing or, where applicable, a renewal application or an application for any new operations has been timely filed and is pending agency approval, and the Company and the Subsidiaries are in compliance with all terms and conditions of such Environmental Permits. To the Knowledge of the Company, neither the Company nor any Subsidiary has received any notice from any Governmental Authority that it will revoke, cancel, withdraw, terminate, suspend, not renew, or modify any such Environmental Permits.

          (e) This Section 2.20 contains the sole and exclusive representations and warranties of the Company with respect to environmental matters arising under any Environmental Law.

          SECTION 2.21. Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by the Company directly with the Investor without the intervention of any Person on behalf of the Company in such manner as to give rise to any valid claim by any Person against the Investor, the Company or any Subsidiary for a finder's fee, brokerage commission or similar payment.

          SECTION 2.22. Related Party Transaction. Except as disclosed in the Disclosure Schedules, no Founder, officer or director of the Company or any Subsidiary or any Affiliate of any such person has any agreement with the Company or any Subsidiary (except for employment contracts), understanding, proposed transaction with, or is indebted to, any Company or Subsidiary, nor is any Company or Subsidiary indebted (or committed to make loans or extend or guarantee credit) to any of such persons (other than for accrued salaries, reimbursable expenses or other standard employee benefits). Except as disclosed in the Disclosure Schedules, no Founder, officer or director of the Company or any Subsidiary has any direct or indirect ownership interest in (i) any firm or corporation with which a the Company or any Subsidiary is affiliated, (ii) any firm or corporation with which the Company or any Subsidiary has a business relationship, (iii) any firm or corporation that competes with the Company or any Subsidiary or (iv) any firm or corporation which purchases from or sells, licenses or furnishes to the Company or any Subsidiary any goods, property, intellectual or other property rights or services. Except as disclosed in the Disclosure Schedules, there is no agreement between any Founder and any other shareholder with respect to the ownership or control of the Company or any Subsidiary.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

          The Investor hereby represents and warrants to the Company as follows:

          SECTION 3.01. Corporate Existence. The Investor is an international business company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands. The Investor has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

          SECTION 3.02. Authority. The execution and delivery by the Investor of this Agreement, and the performance by the Investor of its obligations hereunder, have been duly and validly authorized by all necessary action on the part of the Investor, no other action on the part of the Investor or its equity holders being necessary. This Agreement has been duly and validly executed and delivered by the Investor and constitutes a legal, valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms.

          SECTION 3.03. No Conflicts. The execution and delivery by the Investor of this Agreement do not, and the performance by the Investor of its obligations under this Agreement and the consummation of the transactions contemplated hereby shall not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the corporate organizational documents of the Investor;

          (b) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Investor or any of its Assets and Properties; or

          (c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under,
(iii) require the Investor
to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien upon the Investor or any of its Assets and Properties under, any Contract or License to which the Investor is a party or by which any of its Assets and Properties is bound.

          SECTION 3.04. Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Investor is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

          SECTION 3.05. Legal Proceedings. There are no Actions or Proceedings pending or, to the Knowledge of the Investor, threatened seeking to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement.

          SECTION 3.06. Investment Purpose. The Investor is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

          SECTION 3.07. Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by the Investor directly with the Company without the intervention of any Person on behalf of the Investor in such manner as to give rise to any valid claim by any Person against the Company for a finder's fee, brokerage commission or similar payment.

                                   ARTICLE IV

                         COVENANTS AND OTHER AGREEMENTS

          SECTION 4.01. Covenants of the Warrantors. The Warrantors covenant and agree with the Investor that, at all times from and after the date hereof until the Closing, the Company shall comply and the Warrantors shall procure the Company's compliance with all covenants and provisions of this Section 4.01, except to the extent the Investor may otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned.

          (a) Regulatory and Other Approvals. The Company shall, and shall cause the Subsidiaries to, as promptly as practicable, (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of the Company or any Subsidiary to consummate the transactions contemplated hereby, including without limitation those described in the Disclosure Schedules, (b) provide such other information and communications to such

Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to the Investor in connection with the performance of its obligations under Section 4.02. The Company shall provide prompt notification to the Investor when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and shall advise the Investor of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

          (b) Conduct of Business. The Company and each Subsidiary shall conduct its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, between the date of this Agreement and the Closing Date, the Company shall use, and the Company shall cause each Subsidiary to use, commercially reasonable efforts, but only to the extent the officers of the Company believe such action to be in the best interests of the Company and the Subsidiaries as a whole, to (i) preserve intact the present business organization and reputation of the Company and the Subsidiaries, respectively, in all material respects, (ii) keep available (subject to dismissals and retirements in the ordinary course of business) the services of the key officers and employees of the Company and the Subsidiaries, respectively, (iii) maintain the respective Assets and Properties of the Company and the Subsidiaries in working order and condition consistent with past custom and practice, ordinary wear and tear excepted, and (iv) maintain the goodwill of key customers, suppliers and lenders and other Persons with whom the Company and any Subsidiary otherwise has significant business relationships.

          (d) Fulfillment of Conditions. The Warrantors shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of the Investor contained in this Agreement and shall not take or fail to take any action that would reasonably be expected to result in the non-fulfillment of any such condition.

          (e) Delivery of Financial Statements. As promptly as practicable, but no later than one hundred twenty (120) days, after the end of 2006, the Company shall deliver to the Investor audited consolidated balance sheets, income statements and statements of cash flow of Tianwei Yingli, in each case prepared in accordance with GAAP. As promptly as practicable, but no later than one hundred twenty (120) days, after the end of 2007, the Company shall deliver to the Investor audited consolidated balance sheets, income statements and statements of cash flow of the Company, in each case prepared in accordance with GAAP.

          (f) Employment Agreements. Each of the Company and its Subsidiaries shall cause all of their present and future officers and employees to enter into a standard form(s) of employment agreement containing standard confidentiality, invention assignment, non-compete, non-solicit, and other applicable employment terms with the Company or its Subsidiaries, as the case may be in form and substance reasonably satisfactory to the Investor.

          (g) Founder Proceeds. The Founder hereby agrees and covenants that the Founder will cause Yingli Group and the Company to use best efforts to use the purchase price paid by the Company to Yingli Group for the acquisition of at least 51% equity interest in Tianwei Yingli to subscribe for and purchase, through the Company, new equity interests in Tianwei Yingli, subject to legal restrictions and the consent of Baoding Tiawnei Baobian Electric Co., Ltd. and in accordance with the Yingli Group Share Purchase Agreement.

          (h) Repayment of Loan. The Company shall, and the Existing Shareholders shall procure the Company to, repay that certain outstanding loan between Yingli Group and Tianwei Yingli in the amount of approximately RMB 12.4 million within thirty (30) days of the Closing.

          (i) Amended and Restated Articles of Association. The Warrantors shall take all necessary steps to file or register the Company's Amended and Restated Articles of Association substantially in the form attached hereto as Exhibit C with applicable Governmental and Regulatory Authorities.

          SECTION 4.02. Covenants of the Investor. The Investor covenants and agrees with the Company that, at all times from and after the date hereof until the Closing, the Investor shall comply with all covenants and provisions of this
Section 4.02, except to the extent the Company may otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned.

          (a) Regulatory and Other Approvals. The Investor shall as promptly as practicable (i) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of the Investor to consummate the transactions contemplated hereby, (ii) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (iii) provide reasonable cooperation to the Company in connection with the performance of its obligations under this Section 4.02. The Investor shall provide prompt notification to the Company when any such consent, approval, action, filing or notice referred to in clause (iv) above is obtained, taken, made or given, as applicable, and shall advise the Company of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

          (b) Fulfillment of Conditions. The Investor shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of the Company contained in this

Agreement and shall not take or fail to take any action that would reasonably be expected to result in the non-fulfillment of any such condition.

          SECTION 4.03. Mutual Covenants. Each party hereto covenants and agrees with the other party that, at all times from and after the date hereof until the Closing, such party shall comply with all covenants and provisions of this
Section 4.03, except to the extent the other party may otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned.

          (a) Confidentiality. Each party hereto shall hold, and shall cause its representatives to hold, in confidence this Agreement, the Transaction Documents, all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby and shall continue to be bound the terms of the confidentiality agreement dated July 31, 2006, between the Company and the Investor, the terms of which are incorporated herein by reference.

          (b) Publicity. Neither party hereto shall make any announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party, except as may be required pursuant to applicable Law and except pursuant to Section 10.04.

                                    ARTICLE V

                              CONDITIONS TO CLOSING

          SECTION 5.01. Conditions to Each Party's Obligations. The obligation of any of the parties hereto to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Investor in its sole discretion):

          (a) Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

          (b) Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit the Company and the Investor to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

          SECTION 5.02. Conditions to Obligations of the Investor. The obligation of the Investor to consummate the transactions contemplated by this

Agreement is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Investor in its sole discretion):

          (a) Representations and Warranties. The representations and warranties made by the Warrantors in this Agreement, taken as a whole, shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date), except for any such breaches which in the aggregate would not reasonably be expected to have a Material Adverse Effect.

          (b) Performance. The Warrantors shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by the Warrantors at or before the Closing.

          (c) Due Diligence. The Investor shall have completed to its reasonable satisfaction all business, legal and financial due diligence, and any items requiring correction identified by the Investor shall have been corrected to the Investor's reasonable satisfaction.

          (d) No Material Change. Since June 30, 2006, there has not been any material change in the information contained in the Financial Statements, except for any change, which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

          (e) Officer's Certificate. The Company's chief executive officer shall deliver to the Purchasers at the Closing a certificate certifying that the conditions specified in Sections 5.02(a) and 5.02(b) have been fulfilled.

          (f) Transaction Documents. Each party to each Transaction Document shall have duly executed and delivered each of the Transaction Documents to which it is a party, which shall each be on terms reasonably satisfactory to the Investor.

          (g) Memorandum and Articles of Association. The Company shall have obtained all necessary authorizations of the Company's board of directors and shareholders to adopt the Amended and Restated Memorandum and Articles of Association substantially in the form attached hereto as Exhibit C.

          (h) Employment Agreements. The Company shall have entered into an employment agreement, which shall include appropriate non-compete, non-solicit, confidentiality and invention assignment provisions, with each of Liansheng Miao, Xiangdong Wang and Zhiheng Zhao, to the reasonable satisfaction of the Investor.

          (j) Opinion of Counsel. The Investor shall have received as of the Closing Date the opinions of each of Conyers Dill & Pearman, Cayman Islands counsel to the Company, and Fangda Partners, the PRC counsel to the Company, to the reasonable satisfaction of the Investor.

          (k) Expense Side Letter. The Company and the Investor shall have entered on or prior to the Closing Date a side letter relating to the fees and expenses incurred in connection with the consummation of the transactions contemplated herein (the "EXPENSE SIDE LETTER").

          (j) Issuance of New Shares. Prior to the Closing, the Company shall not, and the Warrantors shall procure the Company not to, have issued or authorized the issuance of any ordinary shares or Series A Preferred Shares other than as set forth in Section 2.04 hereof.

          (k) Determination of the ESOP Percentage. Prior to the Closing, the Warrantors and the Investor shall have agreed on the Primary ESOP Percentage and the Secondary ESOP Percentage (each as defined in the Shareholders Agreement).

          SECTION 5.03. Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Investor in its sole discretion):

          (a) Representations and Warranties. The representations and warranties made by the Investor in this Agreement, taken as a whole, shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

          (b) Performance. The Investor shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by the Investor at or before the Closing.

                                   ARTICLE VI

                       SURVIVAL; NO OTHER REPRESENTATIONS

          SECTION 6.01. Survival of Representations and Warranties. The representations and warranties of the Company contained in Article II and in the Disclosure Schedule, as supplemented and amended from time to time pursuant to
Section 6.03, shall survive only until the first anniversary of the Closing, except that any representation or warranty that would otherwise terminate in accordance with this sentence shall continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given in good faith based on facts reasonably expected to establish a valid claim under Article VII on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article VII.

          SECTION 6.02. No Other Representations. Except those representations and warranties contained in Article II as qualified by the Disclosure Schedule, as supplemented or amended from time to time pursuant to Section 6.03, it is the explicit intent of each party hereto that the Company is making no representation or warranty whatsoever, express or implied, at law or in equity, whether under contract, tort or other applicable law, in respect of the Business, the Company or any Subsidiary, or any of their respective Assets and Properties, Liabilities or operations. In addition, the Company makes no representation or warranty to the Investor with respect to any financial projection or forecast relating to the Business or Condition of the Company provided by or on behalf of the Company to the Investor or any of its Affiliates or Representatives, provided, that, such financial projection or forecast were prepared in good faith. With respect to any projection or forecast with respect to the Company and the Subsidiaries or the Business delivered by or on behalf of the Company to the Investor or any of its Affiliates or Representatives, the Investor acknowledges that (a) there are uncertainties inherent in attempting to make such projections and forecasts, (b) it is familiar with such uncertainties,
(c) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it and
(d) it shall have no claim against the Company or any of their Affiliates or Representatives with respect thereto, except where it is determined that such projection or forecast were not prepared in good faith.

          SECTION 6.03. Supplemental Disclosure. The Company shall have the right from time to time prior to the Closing to supplement or amend the Disclosure Schedule with respect to any matter arising or discovered after the date hereof which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule.

                                   ARTICLE VII

                                 INDEMNIFICATION

          SECTION 7.01. Indemnification.

          (a) Following the Closing, subject to paragraphs (c) and (d) of this Section, Section 7.03 and the other Sections of this Article VII, the Warrantors shall jointly and severally indemnify the Investor in respect of, and hold it harmless from and against, any and all Losses suffered, incurred or sustained by it or to which it becomes subject, resulting from, arising out of or relating to any breach of representation or warranty or non-fulfillment of or failure to perform any covenant or agreement on the part of the Company made in or pursuant to this Agreement.

          (b) Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable by the Warrantors as a result of any Losses arising under paragraph (a) of this Section 7.01:

               (i) with respect to any claim, unless and until the aggregate amount of Losses suffered by the Investor exceeds US$1 million, in which case the Investor shall be entitled to indemnification of the entire amount of Losses;

               (ii) to the extent that, prior to Closing, the Investor had actual knowledge (including by way of notice from the Company through supplements to the Disclosure Schedule or otherwise), but elected to proceed with the Closing notwithstanding such knowledge;

               (iii) to the extent it arises from or was caused by actions taken by the Investor or any of its Affiliates; or

               (iv) to the extent that the Investor had been compensated for such Loss.

          (c) Notwithstanding anything to the contrary contained in this Agreement, the Warrantors shall, in no circumstance, be obligated hereunder to indemnify the Investor in respect of any and all Losses in an amount in excess of the Purchase Price.

          (d) Notwithstanding anything to the contrary contained in this Agreement, this Article VII shall survive any termination of this Agreement.

          SECTION 7.02. Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 7.01 must be asserted and resolved as follows:

          (a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 7.01 is asserted against or sought to be collected from such Indemnified Party by a Person other than the Warrantors or any of their respective Affiliates (a "THIRD PARTY CLAIM"), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. The Indemnifying Party shall notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 7.01 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

               (i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 7.02(a), then the Indemnifying Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or shall be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed in the case of any settlement that provides for any relief other than the payment of monetary damages as to which the Indemnified Party shall be indemnified in full). The Indemnifying Party shall have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof, except that:

                    (x) the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests and not prejudicial to the Indemnifying Party (it being understood and agreed that, except as provided in clause (ii) below, if an Indemnified Party takes any such action that is prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party shall be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party's action); and

                    (y) if requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates).

                         The Indemnified Party may retain separate counsel to
represent it in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and the Indemnified Party shall bear its own costs and expenses with respect to such separate counsel except as provided in the preceding sentence. Notwithstanding the foregoing, the Indemnified Party may retain or take over the control of the defense or settlement of any Third Party Claim the defense of which the Indemnifying Party has elected to control if the Indemnified Party irrevocably waives its right to indemnity under Section 7.01 with respect to such Third Party Claim.

               (ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to this Section 7.02(a), then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be vigorously and diligently prosecuted by the Indemnified Party to a final conclusion or shall be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that:

                    (x) if requested by the Indemnified Party, the Indemnifying Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnifying Party or any of its Affiliates);

                    (y) notwithstanding the foregoing provisions of this clause
(ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause
(iii) below, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this clause (ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation; and

                    (z) the Indemnifying Party may retain separate counsel to represent it in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

               (iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 7.01 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss arising from such Third Party Claim shall, subject to the provisions of
Section 7.01(c), be conclusively deemed a liability of the Indemnifying Party under Section 7.01 and the Indemnifying Party shall, subject to the provisions of Section 7.01(c), pay the amount of such Loss to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved in accordance with the dispute resolution provisions in Section 10.11.

          (b) In the event of a claim by any Indemnified Party under Section
7.01 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the

Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss arising from the claim specified in such Indemnity Notice shall, subject to the provisions of
Section 7.01(c), be conclusively deemed a liability of the Indemnifying Party under Section 7.01 and the Indemnifying Party shall, subject to the provisions of Section 7.01(c), pay the amount of such Loss to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations, such dispute shall be resolved in accordance with the dispute resolution provisions in Section 10.11.

          SECTION 7.03. Exclusivity. After the Closing, except in the event of fraud, the indemnities set forth in this Article VII shall be the sole and exclusive remedies of the Investor and their respective officers, directors, employees, agents and Affiliates for any breach of representation or warranty or nonfulfillment of or failure to perform any covenant or agreement made in or pursuant to this Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive. No Person who was an officer, director or stockholder of the Company or any of the Subsidiaries prior to the Closing or any of their respective Affiliates shall have any liability to make any payment in respect of any breach of any representation or warranty or non-performance of any covenant or agreement made in or pursuant to this Agreement, except for the Company's indemnification obligations under this Article VII.

          SECTION 7.04. No Consequential Damages. Anything herein to the contrary notwithstanding, no party shall be liable under this Agreement or with respect to the transactions contemplated hereby for any consequential, exemplary, punitive, special, indirect or incidental damages, including loss of profits or revenue or any multiple of damages.

          SECTION 7.05. Limitation of Liability. No recourse shall be had for any claim based on or otherwise in respect of this Agreement or the transactions contemplated hereby against any Person other than the Warrantors or the Investor.

          SECTION 7.06. Payment. Notwithstanding anything to the contrary contained in this Agreement, at the absolute discretion of the Investor, all Losses suffered by the Investors may be settled by (a) payment of cash in an amount equal to the Losses, or (b) the Company's allotment and issuance of such number of Ordinary Shares equal to (i) the amount of Losses suffered by the Investors divided by (ii) the fair market value of one Ordinary Share as determined in good faith by the Board (with the consent of the Investor Nominee); provided, that, in the event that the Investor decides to settle the Losses in the form of Ordinary Shares as provided in clause (b) above, in lieu the Ordinary Shares to be issued pursuant to clause (b) above, the Founder shall have the option of transferring to the Investor such number of Ordinary Shares held by the Holdco equal to (i) the amount of Losses suffered by the Investors divided by (ii) the fair market value of one Ordinary Share as determined in good faith by the Board (with the consent of the Investor Nominee); and provided, further that any such allotment, issuance or transfer pursuant to clause (b) or (c), as the case may be, shall be grossed up and shall not have any dilutive effect on the Investor.

                                  ARTICLE VIII

                                   TERMINATION

          SECTION 8.01. Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

          (a) at any time before the Closing, by mutual written agreement of the Company and the Investor; or

          (b) at any time after October 31, 2006, by the Company or the Investor, upon notification to the non-terminating party by the terminating party, if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party; provided, however, that on or before such date the parties may mutually agree to extend such date until December 31, 2006.

          SECTION 8.02. Effect of Termination. If this Agreement is validly terminated pursuant to Section 8.01, this Agreement shall forthwith become null and void, and there shall be no liability or obligation on the part of the Company or the Investor (or any of their respective officers, directors, employees, agents or other Representatives or Affiliates) under this Agreement or in connection with the transactions contemplated hereby, except that such termination shall not relieve any breaching party from liability hereunder from willful breach of any representation or warranty contained herein or any breach of any covenant or agreement contained herein.

                                   ARTICLE IX

                                   DEFINITIONS

          SECTION 9.01. Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

          "ACTIONS OR PROCEEDINGS" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation.

          "ACTUAL ANNUAL FINANCIAL STATEMENTS" has the meaning ascribed to it in
Section 2.09(a).

          "ACTUAL INTERIM FINANCIAL STATEMENTS" has the meaning ascribed to it in Section 2.09(a).

          "AFFILIATE" means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of another Person shall be deemed to control that Person.

          "AGREEMENT" means this Series A Preferred Share Purchase Agreement, the Disclosure Schedule, as supplemented and amended from time to time pursuant to Section 6.03, the exhibits and annexes attached hereto.

          "ASSETS AND PROPERTIES" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

          "BOOKS AND RECORDS" means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including without limitation financial statements, Tax returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, operating data and plans.

          "BUSINESS" means the design, manufacture, sales, assembly, installation and servicing of photovoltaic products engaged in by the Company, directly or indirectly through the Subsidiaries.

          "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in Hong Kong are authorized or obligated to close.

          "BUSINESS OR CONDITION OF THE COMPANY" means the business, financial condition or results of operations of the Company and the Subsidiaries taken as a whole.

          "CLAIM NOTICE" means written notification pursuant to Section 7.02(a) of a Third Party Claim as to which indemnity under Section 7.01 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim against the Indemnifying Party under Section 7.01, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such Third Party Claim.

          "CLOSING" means the closing of the transactions contemplated by
Article I.

          "CLOSING DATE" has the meaning ascribed to it in Section 1.02.

          "COMPANY" has the meaning ascribed to it in the forepart of this Agreement.

          "COMPANY INTELLECTUAL PROPERTY" has the meaning ascribed to it in
Section 2.16.

          "CONTRACT" means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract.

          "CUT-OFF DATE" means, with respect to any representation or warranty contained in this Agreement, the date on which such representation or warranty ceases to survive as provided in Section 6.01.

          "DISCLOSURE SCHEDULE" means the records delivered or deemed to be disclosed to the Investor on behalf of the Company herewith and dated as of the date hereof, containing all lists, exceptions and other information and materials as may be provided or deem to be provided pursuant to this Agreement, as supplemented and amended from time to time pursuant to Section 6.03.

          "DISPUTE PERIOD" means the period ending twenty (20) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

          "ENVIRONMENTAL PERMITS" has the meaning ascribed to it in Section 2.20(b).

          "ENVIRONMENTAL LAWS" means all Laws of any jurisdiction in which the Company or any Subsidiary conducts business or operations relating to pollution and the environment generally.

          "EXPENSE SIDE LETTER" has the meaning ascribed to it in Section
5.02(k).

          "FINANCIAL STATEMENTS" means the drafts of the unaudited consolidated balance sheets, income statements and statements of cash flow of Tianwei Yingli for the years ended on December 31, 2003, 2004 and 2005 and for the six months ended June 30, 2006, in each case, prepared in accordance with GAAP.

          "FOUNDERS" has the meaning ascribed to it in the Preamble.

          "GAAP" means generally accepted accounting principles in the United States, consistently applied throughout the specified period and in the immediately prior comparable period.

          "GOVERNMENTAL OR REGULATORY AUTHORITY" means any applicable court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of any jurisdiction in which a Person conducts business or operations.

          "HOLDCO" has the meaning ascribed to it in the Preamble.

          "ICC" has the meaning ascribed to it in Section 10.11(b).

          "INDEBTEDNESS" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) under capital leases and (iv) in the nature of guarantees of the obligations described in clauses (i) through (iii) above of any other Person.

          "INDEMNIFIED PARTY" means any Person claiming indemnification under any provision of Article VII.

          "INDEMNIFYING PARTY" means any Person against whom a claim for indemnification is being asserted under any provision of Article VII.

          "INDEMNITY NOTICE" means written notification pursuant to Section 7.02(b) of a claim for indemnity under Article VII, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim.

          "INTELLECTUAL PROPERTY" of any Person means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, copyrights and copyright rights, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

          "INVESTMENT ASSETS" of any Person means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by such Person (other than trade receivables generated in the ordinary course of business of such Person).

          "INVESTOR" has the meaning ascribed to it in the forepart of this Agreement.

          "IPO" has the meaning ascribed to it in Section 4.02(c).

          "KNOWLEDGE" means a party's actual knowledge after due and diligent inquiries of officers, directors and other employees of such party reasonably believed to have knowledge of the matter in question.

          "LAWS" means, with respect to a Person, all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any jurisdiction in which such Person conducts business or operations or of any Governmental or Regulatory Authority.

          "LIABILITIES" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

          "LICENSES" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

          "LIENS" means any mortgage, pledge, assessment, security interest, lease, lien, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

          "LOSS" means any and all damages, fines, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

          "MATERIAL ADVERSE EFFECT" means an effect of any change, circumstance, condition, development, effect, event, occurrence or state of facts that, individually or in the aggregate, is or has been, or would reasonably be expected to be, materially adverse to the Business or Condition of the Company, other than an effect of any change, circumstance, condition, development, effect, event, occurrence or state of facts relating to (i) economic, industry, or securities market conditions generally, (ii) any change in Laws or regulatory or political conditions affecting the solar energy industry generally, including any acts of war or terrorist activities, (iii) any change in GAAP, or (iv) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement, or action taken, or failed to be taken, to which the Investor has consented in writing.

          "OPTION" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or
(ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.

          "ORDER" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

          "PERMITTED LIEN" means (i) statutory Liens for current Taxes not yet due and payable or Taxes being contested in good faith through appropriate proceedings, (ii) mechanics', carriers', workers', repairers' and other similar Liens imposed by Law arising or incurred in the ordinary course of business for obligations not yet due, (iii) in the case of leases of vehicles and other personal property, Liens which do not, individually or in the aggregate, materially impair the use of such leased equipment or other personal property,
(iv) Liens incidental to the operation of the Business or the ownership by the Company or any Subsidiary of any of their Assets and Properties which were (x) not incurred in connection with the borrowing of money or the advance of credit and which do not materially detract from the value of the assets encumbered thereby or materially interfere with the use thereof, or (y) incurred prior to the date hereof, (v) in the case of Licenses or other rights to use the Company Intellectual Property, Liens or other restrictions arising from the terms thereof, and (vi) Liens on leases of real property arising from the provisions of such leases, including, in relation to leased real property, any agreements and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits or other entitlements of various types issued by any Governmental or Regulatory Authority, necessary or beneficial to the continued use and occupancy of the Assets and Properties of the Company or any Subsidiary.

          "PERSON" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

          "PRC" means the People's Republic of China.

          "PURCHASE PRICE" has the meaning ascribed to it in Section 1.03.

          "REPRESENTATIVES" means, with respect to any Person, such Person's counsel, accountants, financial advisors, consultants and other representatives.

          "SERIES A PREFERRED SHARES" has the meaning ascribed to it in the forepart of this Agreement.

          "SHARES" has the meaning ascribed to it in Section 1.01.

          "SHARE CERTIFICATE" has the meaning ascribed to it in Section 1.04.

          "SUBSIDIARY" means any Person in which the Company, directly or indirectly, beneficially owns more than fifty percent (50%) of either the equity interests in, or the voting control of, such Person, including without limitation Tianwei Yingli.

          "TAXES" means any taxes, charges, fees, levies, other assessments, or withholding taxes or charges imposed by any Governmental or Regulatory Authority, and includes any interest and penalties on or additions to any such Taxes and any expenses incurred in connection with the determination, settlement or litigation of any Tax Liabilities.

          "THIRD PARTY CLAIM" has the meaning ascribed to it in Section 7.02(a).

          "TIANWEI YINGLI" means Baoding Tianwei Yingli New Energy Resources Co., Ltd., a company with limited liability organized under the laws of the PRC.

          "TRANSACTION DOCUMENTS" means this Agreement and each of the agreements and documents set forth in Exhibit A attached hereto, including but not limited to a Shareholders Agreement (the "SHAREHOLDERS AGREEMENT") substantially in the form attached hereto as Exhibit B.

          "U.S. DOLLARS" or "US$" means the lawful currency of the United States of America.

          "YINGLI GROUP" has the meaning ascribed to it in Section 1.05.

          "YINGLI GROUP SHARE PURCHASE AGREEMENT" has the meaning ascribed to it in Section 1.05.

          SECTION 9.02. Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby," "hereunder" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrase "ordinary course of business" refers to the business of the Company consistent with past custom and practice. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Any representation or warranty contained herein as to the enforceability of a Contract (including this Agreement) shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar Law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                                    ARTICLE X

                                  MISCELLANEOUS

          SECTION 10.01. Notices. All notices, requests and other communications hereunder must be in writing and shall be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

          If to the Investor, to:

          Inspiration Partners Limited
          AZIA Center, Unit 2701B
          1233 Lujiazui Ring Road
          Shanghai P.R.China 200120
          Facsimile No.: +86 21 58767238
          Attn: Shujun Li and Donglei Zhou

          with a copy to:

          Paul, Hastings, Janofsky & Walker
          22/Fl Bank of China Tower
          1 Garden Rd.
          Central, Hong Kong
          Facsimile No.: 852 3192 9731
          Attn: Maurice Hoo, Esq.

          If to the Company, to:

          Yingli Green Energy Holding Company Limited
          No. 3055 Middle Fuxing Road
          Baoding, People's Republic of China
          Facsimile No.: +86 312 2151 881
          Attn: Conghui Liu

          and

          Simpson Thacher & Bartlett LLP
          7/F ICBC Tower
          3 Garden Road
          Central, Hong Kong
          Facsimile No.: +852-2869-7694
          Attn: Leiming Chen, Esq.

All such notices, requests and other communications shall (a) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (c) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

          SECTION 10.02. Entire Agreement. This Agreement (including the Disclosure Schedule, as supplemented and amended from time to time pursuant to
Section 6.03, the exhibits and annexes attached hereto) supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

          SECTION 10.03. Expenses. Except as otherwise expressly provided in this Agreement or in the Expense Side Letter, whether or not the transactions contemplated hereby are consummated, each party shall pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby and thereby.

          SECTION 10.04. Public Announcements. At all times at or before the Closing, the Company and the Investor shall not issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld or delayed. If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. The Company and the Investor shall also obtain the other party's prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

          SECTION 10.05. Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, shall be cumulative and not alternative.

          SECTION 10.06. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

          SECTION 10.07. No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person.

          SECTION 10.08. No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so shall be void, except that the Investor may assign any or all of its rights, interests and obligations hereunder to an Affiliate, provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment shall relieve the Investor of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

          SECTION 10.09. Enforcement of Agreement. Notwithstanding anything to the contrary in this Agreement, the parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that any of the provisions of this Agreement (including the failure by any party to take such actions as are required of it hereunder to consummate this Agreement) was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          SECTION 10.10. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

          SECTION 10.11. Governing Law; Dispute Resolution.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such jurisdiction, without giving effect to the conflicts of laws principles thereof.

          (b) Any controversy or claim arising out of or relating to this Agreement, or any breach of this Agreement, shall be initiated, maintained and finally determined by binding arbitration under the rules of conciliation and arbitration of the International Chamber of Commerce (the "ICC"); and the site of the arbitration, unless the parties agree otherwise, shall be in Hong Kong. The arbitral tribunal shall be appointed within thirty (30) days of the notice of dispute, and shall consist of three arbitrators, one of which shall be appointed by the Investor and one by the Company and the third by the Investor and the Company jointly; provided, however, that if the Investor and the Company shall be unable to select the third arbitrator within such thirty (30)-day period, such third arbitrator shall be chosen by the International Court of Arbitration of the ICC. Judgment upon any award rendered may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Any award pursuant to such proceeding shall be granted in U.S. Dollars. The fees and costs of the arbitration shall be shared equally by all disputing parties. The arbitrators shall award legal fees, disbursements and other expenses to the prevailing party for such amounts as determined by the arbitrators to be appropriate.

          SECTION 10.12. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

          SECTION 10.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                      [Signatures follow on the next page.]

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each party hereto as of the date first above written.

                                     INSPIRATION PARTNERS LIMITED


                                     By: /s/ Shujun Li
                                         ---------------------------------------
                                     Name: Shujun Li
                                     Title: Director


                                     YINGLI GREEN ENERGY HOLDING COMPANY LIMITED


                                     By: /s/ Liansheng Miao
                                         ---------------------------------------
                                     Name: Liansheng Miao
                                     Title: Chairman and Chief Executive Officer


                                     YINGLI POWER HOLDING COMPANY LTD.


                                     By: /s/ Liansheng Miao
                                         ---------------------------------------
                                     Name: Liansheng Miao
                                     Title: Director


                                     /s/ Liansheng Miao
                                     -------------------------------------------
                                     Liansheng Miao

                                    EXHIBIT A

                          LIST OF TRANSACTION DOCUMENTS

Share Purchase Agreement, dated as of September 20, 2006, by and among Inspiration Partners Limited, Yingli Green Energy Holding Company Limited, Yingli Power Holding Company Ltd. and Mr. Liansheng Miao.

Expense Side Letter, dated as of September 20, 2006, by and between Inspiration Partners Limited and Yingli Green Energy Holding Company Limited.

Joint Venture Contract, dated August 25, 2006, by and between Baoding Tianwei Baobian Electric Co., Ltd. and Yingli Green Energy Holding Company Limited.

Share Purchase Agreement, dated August 25, 2006, by and between Baoding Yingli Group, Co., Ltd. and Yingli Green Energy Holding Company Limited.

                                    EXHIBIT B

                             SHAREHOLDERS AGREEMENT

                              [SEPARATELY PROVIDED]

                                    EXHIBIT C

                 AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

                              [SEPARATELY PROVIDED]